Exhibit 10.60
CONFORMED COPY
          EMPLOYMENT AGREEMENT (the “Agreement”) dated as of July 19, 2002 (the “Effective Date”), by and between POREX HOLDINGS, INC., a Delaware corporation (the “Company”), and WILLIAM A. MIDGETTE (“Executive”).
          WHEREAS, the Company desires to employ Executive on a full-time basis and Executive desires to be so employed by the Company;
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein (including, without limitation, the Company’s employment of Executive and the advantages and benefits thereby inuring to Executive) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
          1 Effectiveness of Agreement and Employment of Executive.
          1.1 Effectiveness of Agreement. This Agreement shall become effective as of the Effective Date. Executive’s employment under this Agreement shall commence on a date to be mutually agreed upon but no later than September 1, 2002 (the “Employment Commencement Date”).
          1.2 Employment by the Company. The Company hereby employs Executive as its President and Chief Executive Officer and Executive hereby accepts such employment with the Company. Executive shall report to, and perform such duties and services for the Company and its subsidiaries and affiliates (such subsidiaries and affiliates, collectively, “Affiliates”) as may be designated from time to time by, the Chairman of the Board and/or the Board of Directors of the Company or its designee. Executive shall use his best and most diligent efforts to promote the interests of the Company and the Affiliates, and shall devote all of his business time and attention to his employment under this Agreement. The Executive acknowledges that he shall be required to travel on business in connection with the performance of his duties hereunder.
          2 Compensation and Benefits.
          2.1 Salary. The Company shall pay Executive for services during his employment under this Agreement a base salary at the annual rate of $280,000 (“Base Salary”). Any and all increases to Executive’s Base Salary shall be determined by the Compensation Committee of the Board of Directors of the Company, in its sole discretion. Such Base Salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.
          2.2 Bonus. For each fiscal year of the Company during the Employment Period, Executive shall be eligible to receive up to $140,000 based upon the achievement of specified performance goals. These performance goals are to be determined by the Compensation Committee in consultation with Executive within 90 days following the commencement of the fiscal year or, in the case of the current year, within 90 days following the Employment Commencement Date.

          2.3 WebMD Stock Options.
          (a) On the Employment Commencement Date, subject to the approval of the Compensation Committee of the Board of Directors of WebMD Corporation (“WebMD”), you will be granted a nonqualified option to purchase 160,000 shares of WebMD common stock (the “WebMD Option”) at an exercise price equal to the closing price of WebMD’s common stock on the Employment Commencement Date. The WebMD Option shall be granted pursuant to the terms of a stock option agreement to be entered into between WebMD and Executive, which agreement shall be in substantially the same form provided by WebMD to its employees generally. The WebMD Option shall vest and become exercisable in accordance with the following schedule: 25% shall vest on the first anniversary of the Employment Commencement Date and 25% shall vest on each of the subsequent three anniversaries of the Employment Commencement Date subject to Executive’s continued employment with the Company on the applicable vesting date (except as provided in Section 4.4 below). The WebMD Option will have a term of ten years subject to earlier expiration in the event of the termination of Executive’s employment or in the event of a Sale of the Company (as defined below) or the consummation of an initial public offering of more than 50% of the voting stock of the Company (including by virtue of an exchange offer, a “Public Offering”).
          (b) In the event of a Sale or a Public Offering of the Company during the Employment Period, (i) the vested portion of the Option (if any) will remain outstanding through the first anniversary of the date on which the Sale or the Public Offering of the Company occurred and (ii) the unvested portion of the WebMD Option will be forfeited in accordance with its normal terms without any payment made therefore. For purposes hereof, a “Sale” of the Company means (i) if any person, entity or group other than the Company or any benefit plan thereof, and their respective affiliates (a “Third Party”), shall have acquired at least 50% of the voting power of the outstanding voting securities of all or substantially all of the Company or (ii) a reorganization, merger or consolidation of all or substantially all of the Company with a Third Party, or (iii) a sale or other disposition of all or substantially all of the assets of the Company to a Third Party. For purposes of this provision, the Company shall include its subsidiary companies, Porex Corporation, Porex GmHB, Porex Bio Products, Inc., Porex Medical Products, Inc., Porex Surgical Inc., Mupor Limited, Porex UK, Porex New York, Inc. and Outpatient Services, and any other company currently part of the Porex group of companies.
          (c) In the event of a “Sale of WebMD” (as defined below) prior to the consummation of a Public Offering or Sale of the Company, (i) the WebMD Option will vest in full on the first anniversary of the date on which the Sale of WebMD occurred so long as Executive remains in the employ of the Company on such date and (ii) if Executive’s employment is terminated by the Company without Cause or by him for Good Reason prior to the first anniversary of the date on which the Sale of WebMD occurred, the WebMD Option would vest on the date of termination; provided, however, that no such acceleration will occur in the event that a Public Offering of the Company occurs during such one year period. For purposes hereof, a “Sale of WebMD” means (i) if any person, entity or group other than WebMD or any benefit plan thereof, and their respective affiliates (a “Third Party of WebMD”), shall have acquired at least 50% of the voting power of the outstanding voting securities of all or substantially all of WebMD or (ii) a reorganization, merger or consolidation of all or substantially all of WebMD with a Third Party of WebMD where a majority of the directors of WebMD prior to such reorganization, merger or consolidation do not constitute a majority of the board of directors of the surviving corporation, or (iii) a sale or other disposition of all or substantially all of the assets of WebMD to a Third Party of WebMD.
          2.4 Company Stock Options.

          (a) In the event of a Public Offering, the Company shall recommend to the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) that Executive be granted a nonqualified option (the “New Stock Option”) to purchase 160,000 shares of the Company’s common stock. The New Stock Option grant assumes a capitalization of 15 million shares upon the consummation of a Public Offering. The number of New Stock Options shall be adjusted proportionately in the event the capitalization of the Company upon the consummation of a Public Offering is different than the 15 million shares assumed above. The New Options shall be at an exercise price equal to the fair market value of the Company’s common stock (as determined by the Compensation Committee) on the date of grant of the New Stock Option (the “Date of Grant”). The New Stock Option shall be granted pursuant to the terms of a stock option agreement to be entered into between the Company and Executive, which agreement shall be in substantially the same form provided by the Company to its employees generally. The New Stock Option shall vest and become exercisable, subject to his continued employment with the Company on such dates (except as provided in Section 4.4 below) in accordance with the following schedule: 25% shall vest on the first anniversary of the Date of Grant and 25% shall vest on each of the subsequent three anniversaries of the Date of Grant. The New Stock Option shall have a term of ten years, provided that in the event of a termination of Executive’s employment with the Company, subject to Section 4.4, that portion of the New Stock Option that was vested on the date of termination shall remain outstanding for 90 days (one year in the event of termination because of death or Permanent Disability (as defined below)) and the unvested portion shall be forfeited without any payment made therefor.
          (b) The Executive acknowledges that there is no assurance that a Public Offering will occur and that if the Public Offering shall not occur, the Company shall have no obligation under this Section 2.4.
          (c) In the event of a Sale of the Company following the consummation of a Public Offering, (i) the New Stock Option will vest in full on the first anniversary of the date on which the Sale occurred so long as Executive remains in the employ of the Company (or the successor) on such date and (ii) if Executive’s employment is terminated by the Company (or the successor) without Cause or by him for Good Reason prior to the first anniversary of the date on which the Sale occurred, the New Stock Option would vest on the date of termination.
          2.5 Benefits. During the Employment Period, Executive shall be entitled to participate, on the same basis and at the same level as other similarly situated executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. Executive shall be entitled to no less than four weeks of vacation time during each twelve-month fiscal year of the Company during the Employment Period. The date or dates of such vacations shall be selected by Executive having reasonable regard to the business needs of the Company. During the Employment Period, the Company shall pay the annual premium associated with a term life insurance policy with a face value equal to the difference between $1 million and the amount of life insurance provided by the Company’s group life insurance policy so long as Executive is considered a “standard risk” for purposes of such policy.
          2.6 Car Allowance. During the Employment Period, Executive shall be entitled to a car allowance of $1,000 per month.
          2.7 Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly and reasonably incurred by him on behalf of the Company or its Affiliates in the performance of his duties hereunder.

          2.8 Country Club Fees. During the Employment Period, the Company shall pay the initiation fee (up to $10,000) and annual dues, including assessments, but excluding expenses, applied for such year (up to $5,000 per year) for Executive’s membership in a country club of his choice (subject to the approval of the Company which shall not unreasonably be withheld).
          3 Employment Period. Executive’s employment under this Agreement shall commence as of the Employment Commencement Date, and shall terminate on the fifth anniversary thereof, unless terminated earlier pursuant to Section 4 (the “Initial Employment Period”). Unless written notice of either party’s desire to terminate this Agreement has been given to the other party prior to the expiration of the Initial Employment Period (or any one-month renewal thereof contemplated by this sentence), the term of this Agreement shall be automatically renewed for successive one-month periods (as it may be extended, the “Employment Period”).
          4 Termination.
          4.1 Termination by the Company for Cause. Executive’s employment with the Company may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Executive other than the payment of Executive’s earned and unpaid compensation to the effective date of such termination.
          For purposes of this Agreement, the term “Cause” shall mean any of the following:
(i)	Executive’s failure to satisfactorily perform his duties in any material respect following written notice and a reasonable period of time (not in excess of 30 days) to correct such failure;

(ii)	Executive engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence that is demonstrably injurious to the Company;

(iii)	Executive’s material breach of a Company policy, which breach is not cured (if susceptible to cure) following notice and a reasonable period of time (not in excess of 30 days) to correct such breach;

(iv)	Any material breach by Executive of this Agreement, which breach is not cured (if susceptible to cure) following written notice and a reasonable period of time (not in excess of 30 days) to correct such breach;

(v)	Executive’s failure to adhere to the lawful instructions of the Chairman of the Board of Directors of the Company; or

(vi)	Executive’s commission of a felony in respect of a dishonest or fraudulent act or other crime of moral turpitude involving the Company, or which could reflect negatively upon the Company or otherwise impair or impede its operations.
          4.2 Permanent Disability. If during his employment with the Company, (i) Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 120 days in any consecutive 12 month period, or (ii) a qualified independent physician determines that Executive is mentally or physically disabled so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent duration (a “Permanent Disability”), then the Company shall have the right to terminate Executive’s employment with the Company upon written notice to Executive. Upon such a termination, the Company shall have no obligation to Executive other than the payment of Executive’s earned and unpaid compensation to the effective date of such termination and acceleration of the unvested portion of the WebMD Option or the New Stock Option, if such options are outstanding at the time of termination. Such options would remain outstanding and through the first anniversary of the date of such termination.
          4.3 Death. Executive’s employment with the Company shall be deemed terminated by the Company upon the death of Executive and the Company shall have no obligation to Executive or Executive’s estate other than the payment of Executive’s earned and unpaid compensation to the effective date of such termination and acceleration of the unvested portion of the WebMD Option or the New Sock Option, if such options are outstanding at the time of termination. Such options would remain outstanding through the first anniversary of the date of such termination.
          4.4 Termination by the Company Without Cause; by Executive for Good Reason.
          (a) Executive’s employment with the Company may be terminated at any time by the Company without Cause or by Executive for Good Reason (as defined below). In the event that Executive’s employment with the Company is terminated by the Company without Cause (not including by notice of the Company pursuant to Section 3 of its desire to not renew this Agreement), or if Executive resigns from such employment for Good Reason (either of the foregoing a “Qualifying Termination”), the Company shall have no obligation to Executive other than (subject to Executive’s continued compliance with his obligations under this Agreement): (i) the payment of Executive’s earned and unpaid compensation to the effective date of such Qualifying Termination; (ii) a continuation of Executive’s Base Salary (at the rate in effect at the time of such Qualifying Termination) for a period (the “Severance Period”) commencing on the date of termination and ending on the second anniversary of the date of termination; (iii) with respect to Executive’s rights under Section 4980B(f) of the Internal Revenue Code of 1986, as amended (relating to “COBRA” coverage), the payment by the Company during the eighteen month period following the date of termination (or, if earlier, until Executive is eligible for comparable coverage with a subsequent employer) of the employer’s portion of the applicable premium that is paid by the Company for similarly situated active employees who receive the same type of coverage (to the extent he remains eligible for COBRA); (iv) if such termination occurs prior to a Sale or a Public Offering, the WebMD Option shall remain outstanding and continue to vest as if Executive remained in the employ of the Company through the end of the Severance Period and (v) if such termination occurs subsequent to a Public Offering the New Stock Option (if any had been granted) shall remain outstanding and continue to vest as if Executive remained in the employ of the Company through the end of the Severance Period. All of such payments and any further vesting will cease in the event of any breach by Executive of any provision of this Agreement (including, without limitation, the provisions of Section 5).
          (b) For purposes of this Agreement, the term “Good Reason” shall mean any of the following conditions or events which condition(s) or event(s) remain in effect 30 days after written notice is provided by Executive to the Company detailing such condition or event:
(i)	any reduction in Base Salary;

(ii)	any material breach by the Company of this Agreement; or

(iii)	the relocation of Executive’s place of work to a location more than 50 miles from his work location as of the Employment Commencement Date, provided that the place of relocation also is at a further distance from Executive’s residence than is his work location as of the Employment Commencement Date.

          4.5 Termination by Executive Without Good Reason. Executive may resign from his employment with the Company without Good Reason, provided that Executive shall provide the Company with ninety (90) days advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of his intent to terminate without Good Reason. Upon such a termination, the Company shall have no obligation other than the payment of Executive’s earned but unpaid compensation to the effective date of such termination.
          4.6 Expiration of the Employment Period. Following the expiration of the Initial Employment Period, in the event Executive’s employment is terminated by the Company, the Company shall have no obligation to Executive other than the continuation of Executive’s Base Salary (at the rate in effect at the time of such termination) through the first anniversary of the date of termination. Such payments will cease upon a breach by Executive of any provisions of this Agreement that survive the expiration of the Employment Period.
          4.7 Liquidated Damages. Executive acknowledges that any payments and benefits under Section 4 resulting from a termination of his employment with the Company are in lieu of any and all claims that Executive may have against the Company (other than benefits under the Company’s employee benefit plans that by their terms survive termination of employment, benefits under COBRA and rights to indemnification under certain indemnification arrangements for officers of the Company), and represent liquidated damages (and not a penalty). As a condition to receiving the payments and benefits set forth in this Section 4 upon a Qualifying Termination or the expiration of the Employment Period, Executive shall be required to confirm such acknowledgment in writing and execute and not revoke a waiver and release of claims, in the form provided by the Company.
          5 Covenants.
          5.1 Confidentiality. (a) The Company and its Affiliates develop, manufacture and distribute proprietary porous and solid plastic products and components throughout the world. The Company’s proprietary technology and manufacturing capabilities enable it to produce a wide variety of components that are also used in industrial and consumer applications. The Company’s finished products are used in the medical device, life science, research, clinical laboratory and surgical markets. The Company also makes components and devices that are incorporated into products of other manufacturers. Executive acknowledges that the success of the Company and its Affiliates is dependent on developing and maintaining a considerable body of highly valuable Trade Secrets and Confidential Information (as such terms are defined below), the continued secrecy and confidentiality of which are crucial to their success and that the success of the Company and its Affiliates is also dependent upon providing consistently good products to its customers, engendering goodwill among its customers, and developing and strengthening business relationships with current and prospective customers. To further such objectives, Executive, in the performance of his duties for the Company, will have access to Trade Secrets and Confidential Information and shall have substantial contact with customers of the Company and/or its Affiliates.
          (b) Executive acknowledges that the covenants contained herein are reasonable and necessary to protect Trade Secrets, Confidential Information and the goodwill of the Company and its Affiliates and that he is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.
          (c) As used in this Agreement, the term “Trade Secrets” shall mean all secret, proprietary or Confidential Information regarding the Company or its Affiliates that fits within the definition of “trade secrets” under the Georgia Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the definitions or protections of the Georgia Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. “Trade Secrets” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Company.
          (d) As used in this Agreement, the term “Confidential Information” shall mean all information regarding the Company and its Affiliates and the activities of the Company and its Affiliates that do not rise to the level of a trade secret, but are not generally known to persons not employed by the Company and its Affiliates, are not generally disclosed by Company practice or authority to persons not employed by the Company or its Affiliates and are the subject of reasonable efforts to keep it confidential. Without limiting the generality of the foregoing, Confidential Information shall include, but not be limited to, product concepts, production techniques, pricing data, technical information relating to the Company’s products, production processes and product development, product formulas, purchase and supply information, information concerning current and future development and expansion or contraction plans, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the compensation and effectiveness of employees, legal affairs and certain information concerning the strategy, tactics and financial affairs of the Company and its Affiliates. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under the Georgia Trade Secrets Act or any other state, local or federal law. Without limiting the generality of the foregoing, “Confidential Information” and “Trade Secrets” shall include Confidential Information and Trade Secrets of WebMD.
          (e) During Executive’s employment by the Company and for a period of five (5) years after Executive’s employment with the Company terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Confidential Information to any person, concern or entity, except as required to fulfill his duties hereunder, and will not misuse, misappropriate or exploit such Confidential Information in any way. During the term of this Agreement and perpetually thereafter, for so long as the information remains a Trade Secret, Executive shall not directly or indirectly, for himself or for others, transmit or disclose any Trade Secret to any person, concern or entity, except as required to fulfill his duties hereunder, and will not misuse, misappropriate or exploit such Trade Secret in any way.
          (f) Executive agrees that at any time during the Employment Period or thereafter, Executive shall not make, or cause or assist any other person to make, any statements or other communications to any third party that impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, its Affiliates or any of their respective officers, director, employees, products or services.
          5.2 Rights to Materials and Return of Materials.
          All records, files, software, software code, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, technical information, information on the use, development and integration of software, and the like (together with all copies of such documents and things) relating to the Company’s business or containing Confidential Information or Trade Secrets, which Executive shall use or prepare or come in contact with in the course of, or as a result of, Executive’s employment by the Company shall, as between the parties to this Agreement, remain the sole property of the Company. Laptop computers, other computers, software and related data, information and things provided to Executive by the Company or obtained by Executive, directly or indirectly, from the Company, also shall remain the sole property of the Company. Upon the termination of Executive’s employment or upon the prior demand of the Company, Executive shall immediately return all such materials and things to the

Company and shall not retain any copies or remove or participate in removing any such materials or things from the premises of the Company after termination or the Company’s request for return.
          5.3 Inventions, Discoveries and Improvements.
          (a) All Developments (as defined below) that are at any time made, conceived or suggested by Executive, whether acting alone or in conjunction with others, during or as a result of Executive’s employment with the Company or its Affiliates, shall be the sole and absolute property of the Company and its Affiliates, free of any reserved or other rights of any kind on Executive’s part. During the Executive’s employment and, if such Developments were made, conceived or suggested by Executive during or as a result of Executive’s employment with the Company, or its Affiliates, thereafter, Executive shall promptly make full disclosure of any such Developments to the Company and, at the Company’s cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company and its Affiliates of Executive’s right and title, if any, to such Developments. For purposes of this Agreement, the term “Developments” shall mean all data, discoveries, findings, reports, designs, plans, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the present or planned activities, or future activities of which Executive is aware, or the products and services of the Company or any of its Affiliates.
          (b) If a patent application or copyright registration is filed by Executive or on Executive’s behalf during Executive’s employment with the Company or within one (1) year after Executive’s leaving the Company’s employ, describing a Development within the scope of Executive’s work for the Company or which otherwise relates to a portion of the Company’s business of which Executive had knowledge during Executive’s employment with the Company, it is to be conclusively presumed that the Development was conceived by Executive during the period of such employment.
          5.4 Restrictions on Solicitation. (a) During the period beginning on the Employment Commencement Date and ending on the second anniversary of the date of cessation of the employment of the Executive for any reason whatsoever (the “Restricted Period”), Executive shall not, without the prior written permission of the Company, directly or indirectly, solicit, induce or attempt to induce any employees or agents of the Company or its Affiliates with whom Executive has had Material Contact (as defined below) to do anything from which Executive is restricted by reason of this Agreement nor shall Executive solicit, induce or aid others to solicit or induce any employees or agents of the Company or its Affiliates with whom Executive has had Material Contact to terminate their employment with the Company or its Affiliates and/or to enter into an employment or agency relationship with the Executive or any other person or entity with whom Executive is affiliated.
          (b) During the Restricted Period, Executive shall not, directly or indirectly, without the prior written approval of the Company, solicit or contact any customer or potential customer with which Executive has had any Material Contact for the purpose of providing such customer or potential customer products or services that are the same as or substantially similar to those provided or offered to be provided by the Company.
          (c) For purposes of this Agreement, Executive had “Material Contact” with an employee, agent or customer if, during the twelve (12) month period prior to the termination of Executive’s employment, (i) Executive had business dealings with the employee, agent, customer or potential customer on behalf of the Company or its Affiliates; or (ii) Executive was responsible for supervising or coordinating dealings between the Company or its Affiliates, and the customer or potential customer; or (iii) Executive obtained Trade Secrets or Confidential Information about the customer or potential customer as a result of his employment with the Company.
          5.5 Restrictions on Competitive Employment. (a) During the Restricted Period, Executive shall not, in any state in the United States where the Company or its Affiliates (excluding WebMD) conduct business, directly or indirectly, without the prior written approval of the Company, engage in a Competitive Position (as defined below) with, or own an interest in, any firm or business that is (i) engaged in competition with the Company or any of its Affiliates (excluding WebMD), or (ii) developing products or services competitive with those of the Company or any of its Affiliates (excluding WebMD) (each of the businesses described in clauses (i) and (ii) a “Competitive Business”). Notwithstanding the foregoing, Executive may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of public traded securities in any public company engaged in a Competitive Business provided that he is not employed by and does not consult with, or become a director of or otherwise engage in any activities for such company. For purposes of this Agreement, “Competitive Position” shall mean any service rendered to a Competitive Business (as a principal, agent, employee, consultant or otherwise) in which Executive will use or is likely to use any Confidential Information or Trade Secrets and in which Executive has duties to such company engaged in a Competitive Business that are the same or similar to those actually performed by Executive for the Company.
          (b) For purposes of the covenant not to compete set forth in Section 5.5(a) above, Executive acknowledges that the Company and its Affiliates presently conduct their businesses throughout the United States, Europe and Asia. Executive agrees that the Restricted Period and the geographical areas encompassed by such covenant are necessary and reasonable in order to protect the Company in the conduct of its business.
          5.6 Remedies. Executive acknowledges and agrees that the non-disclosure, non-solicitation and non-competition covenants contained in this Agreement are a reasonable means of protecting the Company and its Affiliates from unfair competition by Executive. Executive acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in this Section 5 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction without the necessity of posting a bond.
          6 Notices.
          Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:
if to the Company:
Porex Holdings, Inc.
500 Bohannon Road
Fairburn, Georgia 30213
Telecopier No.: (770) 969-5117
Attention: Chief Financial Officer
With a copy to:

WebMD Corporation
669 River Drive
Elmwood Park, NJ 07407
Attention: General Counsel
if to the Executive:
William A. Midgette
[address]
          Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.
          7 Miscellaneous.
          7.1 Representations and Covenants. In order to induce the Company to enter into this Agreement, Executive makes the following representations and covenants to the Company and acknowledges that the Company is relying upon such representations and covenants:
          (a) No agreements or obligations exist to which the Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement.
          (b) Executive, during his employment, shall use his best efforts to disclose to the Chairman of the Board of the Company in writing or by other effective method any bona fide information known by him and not known to the Chairman of the Board of the Company that he reasonably believes would have any material negative impact on the Company or an Affiliate.
          7.2 Entire Agreement. This Agreement and the stock option agreements referenced in Sections 2.3 and 2.4 contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter.
          7.3 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.
          7.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of the Executive. Executive’s rights or obligations under this Agreement may not be assigned by Executive.
          7.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          7.6 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of Georgia applicable to contracts executed and to be wholly performed within such State.
          7.7 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.
          7.8 Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.
          7.9 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

POREX HOLDINGS, INC.
By:	/s/ Victor L. Marrero
	Name:	Victor L. Marrero
	Title:	President

EXECUTIVE
/s/ William A. Midgette
William A. Midgette